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Peter Henry Joins NIKE, Inc. Board of Directors

Beaverton, Ore., Feb. 21, 2018 - NIKE, Inc. (NYSE: NKE) today announced that Peter B. Henry has been appointed to the Company’s Board of Directors.

Henry, 48, is Dean Emeritus of New York University’s Leonard N. Stern School of Business and William R. Berkley Professor of Economics and Finance.

“Peter is a recognized authority in global economics, international finance and foreign affairs,” said Mark Parker, Chairman and CEO of NIKE, Inc. “We believe his expertise will be invaluable to our board as we create new growth opportunities and accelerate our international momentum.”

The youngest person ever to hold the position, Henry assumed the Deanship of the Stern School of Business in January 2010 and joined the NYU Stern Faculty as the William R. Berkley Professor of Economics and Finance. Henry joined NYU Stern from Stanford University where he was the Konosuke Matsushita Professor of International Economics at the Stanford University Graduate School of Business and a Senior Fellow of the Stanford Institute of Economic Policy Research. He currently serves on the Board of Directors of Citigroup, General Electric, the National Bureau of Economic Research, and the Economic Club of New York. He is also a member of the Council of Foreign Relations and the Economic Advisory Panel of the Federal Reserve Bank of New York.

About NIKE, Inc.
NIKE, Inc., based near Beaverton, Ore., is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, Nike’s earnings releases and other financial information are available at http://investors.nike.com. Individuals can also visit http://news.nike.com/ and follow @Nike.